Exhibit 99.1

FOR IMMEDIATE RELEASE

Fuse Medical Inc. Announces Decision to Voluntarily Terminate Registration of Its Common Stock with the SEC.

Richardson, Texas, September 27, 2023 – Fuse Medical Inc. (OTCPINK: FZMD) (“Fuse” or the “Company”) Fuse Medical Inc., an emerging manufacturer and distributor of innovative medical devices for the orthopedic and spine marketplace, has announced that it has filed a Form 15 with the Securities and Exchange Commission (SEC) to voluntarily deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The decision was made after careful consideration by the company’s board of directors, who concluded that this move would allow the company to focus more on its core business and long-term growth, while reducing expenses and administrative burdens.

The company intends to continue to provide annual financial statements to the OTC (PINK) to maintain its trading symbol FZMD and will provide operational updates through its website, www.fusemedical.com, and its investor relations email, info@fusemedical.com. The company also plans to maintain its high standards of corporate governance and financial controls.

The board believes that the costs of being a public reporting company outweigh the benefits. They have considered several factors in making this decision, including the undervaluation of the company’s common stock and the low-volume of trading which limits its liquidity. The company expects to save significant expenses annually after effecting this transaction, primarily as a result of a reduction in professional fees and compliance costs.

The company’s management and employees will now be able to focus more on managing the company’s businesses, strengthening relationships with clients and vendors, and growing stockholder value. They will be able to focus on long-term growth without being distracted by short-term financial results and stock price movement.

About Fuse Medical, Inc.

Fuse is an emerging manufacturer and distributor of innovative medical devices for the orthopedic and spine marketplace. We provide a comprehensive portfolio of products in the orthopedic total joints, sports medicine, trauma, foot and ankle space, as well as, degenerative and deformity spine, osteobiologics, wound care, and regenerative products. For more information about the Company, or if you’re interested in becoming a distributor of any Fuse’s products, please contact us at info@fusemedical.com or visit: www.fusemedical.com.